Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 203 to the Registration Statement of Rydex Series Funds (Form N-1A; File No. 033-59692) of our reports dated May 23, 2019 on the financial statements and financial highlights of each of the series constituting Rydex Series Funds included in the Annual Reports to shareholders for the year ended March 31, 2019.

/s/ Ernst & Young LLP
Tysons, Virginia
July 29, 2019